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Exhibit 99.1

Yahoo! Appoints Two New Board Members

Gary L. Wilson and Ronald W. Burkle Join Yahoo! Board of Directors

    SUNNYVALE, Calif.—Nov. 14, 2001—Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet communications, commerce and media company, today announced the appointment of Gary L. Wilson and Ronald W. Burkle to its Board of Directors.

    "The expansion of Yahoo!'s Board of Directors ensures the company will continue to benefit from a diversity of experience and opinions. After an extensive search, we determined Gary and Ron were the best candidates because of their proven leadership skills, broad management experience in established companies, and their reputation as independent thinkers," said Terry Semel, chairman and chief executive officer, Yahoo! Inc.

    Wilson, 61, is chairman of the Board of Directors of Northwest Airlines, the world's fourth largest airline and known for its innovative use of technology to increase, speed, convenience and choice for its passengers. Wilson is also a director of The Walt Disney Company. A seasoned executive, Wilson worked with Disney for 15 years, and served as chief financial officer from 1985 to 1990. Previously, Wilson served for 11 years in executive positions at Marriott Corp., including executive vice president and chief financial officer responsible for strategic planning, financial management, and corporate development and operations. In addition, he serves on the board of trustees at Duke University, the board of overseers at The Wharton School at the University of Pennsylvania, and as a member of the board of the National Collegiate Athletic Association Foundation (NCAA). Wilson holds a bachelor's degree from Duke University and an MBA from The Wharton School at University of Pennsylvania.

    "Gary's leadership experience at such well known companies as Northwest Airlines, The Walt Disney Company and Marriott Corporation will be a valuable asset as we evolve Yahoo!'s business. In addition to his broad financial and general management expertise, as chairman of Northwest, Gary championed their industry leading Internet strategy," said Semel.

    Burkle, 48, is founder and managing partner of The Yucaipa Companies, widely known for its leadership in acquisitions, mergers and management of large retail and distribution companies. With Yucaipa, Burkle has led and completed major mergers such as Fred Meyer, Inc. and The Kroger Company, forming the largest supermarket company in the United States. Yucaipa is also the controlling shareholder of Alliance Entertainment Corporation, a distributor of music, videos, DVDs, electronic games and digital content into retail environments. Burkle is a member of the boards of KB Home Corporation and Occidental Petroleum Corporation. Some of his numerous other positions include: Co-Chairman of the Burkle Center for International Relations at UCLA; Trustee of the J. Paul Getty Trust; Member of the Board of the Carter Center; Trustee of the John F. Kennedy Center for the Performing Arts; member of the Executive Board for the Medical Sciences at UCLA; and, Member of the Board of AIDS Project Los Angeles. Burkle has received honors and awards including the AFL-CIO Humanitarian of the Year and The Los Angeles Urban League Whitney M. Young Award.

    "Ron's entrepreneurial accomplishments and deal making skills will help Yahoo! take advantage of new growth opportunities. Ron brings a balanced perspective through his strong understanding of traditional businesses and the learning he has gained from his investments in Internet and new media companies," said Semel.

    These additions increase the number of Yahoo! directors to 10. In addition to Wilson and Burkle, the members of Yahoo!'s board are Terry Semel, chairman and chief executive officer, Jerry Yang, co-founder and Chief Yahoo; Jeff Mallett, president and chief operating officer; Tim Koogle, former chairman and chief executive officer, Yahoo!; Art Kern, a founder, chairman and CEO of American Media; Michael Moritz, general partner of Sequoia Capital; Eric Hippeau, president and executive managing director at Softbank International Ventures; and Ed Kozel, managing partner of Open Range Ventures.

About Yahoo!

    Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 210 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Press Contacts:
Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com
Nicole Waddell, Fleishman Hillard, (503) 221 2368, waddelln@fleishman.com

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Yahoo! Appoints Two New Board Members Gary L. Wilson and Ronald W. Burkle Join Yahoo! Board of Directors